Consent of Independent Registered Public Accounting Firm

Cazador Acquisition Corporation Ltd.

San Juan, Puerto Rico

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of Amendment No. 2 to this Registration Statement on Form S·4 of Cazador Acquisiton Corporation, Ltd. of our report dated March 29, 2012, relating to the balance sheets of Cazador Acquisition Corporation Ltd., a development stage company, as of December 31, 2011 and December 31, 2010, and the related statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 2011 and for the period from April 20, 2010 (date of inception) through December 31, 2010 and for the period from April 20, 2010 (date of inception) through December 31, 2011. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP

San Juan, Puerto Rico

August 13, 2012

Stamp Number 2622366 of the Puerto Rico

Society of Certified Public Accountants

was affixed to the record copy of this report